Transamerica 10f-3 Equity Report


Fund	Offering Date/Trade Date	Issuer/Security
	Cusip	Offering Type	Shares	Unit Price of
Offering/Price Paid Per Unit	Spread	Total Price Paid
	Underwriter From Whom the Fund Purchased
	Total Shares Offered	Total Size of the
Offering	Total Shares Purchased by Investment
Management	Total Price Paid by the Fund Plus Total
Price paid For Same Securities Purchased By the Same
Sub-adviser	% of Offering
Transamerica Funds - Transamerica Mid Cap Value Fund
	11/18/2015	Match Group, Inc. (MTCH) IPO
	57665R106	U.S. Registered	 10,200 	 $12.00
$0.66 	$122,400	BofA Merrill Lynch
33,333,333 	$399,999,996	 988,800
	$11,865,600	2.97%	J.P. Morgan / Allen &
Company LLC / BofA Merrill Lynch / Deutsche Bank
Securities / BMO Capital Markets / Barclays / BNP
Paribas / Cowen and Company / Oppenheimer & Co. /
PNC Capital Markets LLC / Societe Generale / Fifth Third
Securities
Transamerica Funds - Transamerica Mid Cap Value Fund
	1/21/2016	TreeHouse Foods, Inc. (THS)
Secondary	89469A10	U.S. Registered	 10,700
$65.00 	 $1.95 	$695,500	BofA Merrill Lynch
11,538,461 	$749,999,965	 977,500
	$63,537,500	8.47%
Transamerica Funds - Transamerica Mid Cap Value Fund
	5/3/2016	EQT Corporation (EQT)
Secondary	26884L10	U.S. Registered	 3,700
$67.00 	$1.08 	$247,900	Credit Suisse Securities
(USA) LLC 	 10,500,000 	$703,500,000
710,200 	$47,583,400	6.76%